                             AUGUSTA PARTNERS, L.P.
                             CIBC Oppenheimer Tower
                     One World Financial Center, 33rd Floor
                               200 Liberty Street
                            New York, New York 10281

                  OFFER TO PURCHASE $50,000,000 OF OUTSTANDING
                              PARTNERSHIP INTERESTS
                               AT NET ASSET VALUE

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                       12:00 MIDNIGHT, NEW YORK CITY TIME,
          ON WEDNESDAY, DECEMBER 31, 1997, UNLESS THE OFFER IS EXTENDED


To the Partners of
Augusta Partners, L.P.:

            Augusta Partners, L.P., a closed-end, non-diversified, management investment company organized as a Delaware limited partnership (the "Partnership"), is offering to purchase for cash upon the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related letter of transmittal ("Letter of Transmittal," which together with the Offer to Purchase constitutes the "Offer") up to $50,000,000 of interests in the Partnership or portions thereof pursuant to tenders by partners at a price equal to their unaudited net asset value as of December 31, 1997, if the Offer expires on December 31, 1997, and otherwise, their unaudited net asset value on such later date as corresponds to any extension of the Offer. (As used in this Offer, the term "Interest" or "Interests", as the context requires, shall refer to the interests in the Partnership and portions thereof representing beneficial interests in the Partnership.) This Offer is being made to all partners of the Partnership and is not conditioned upon any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Partnership's First Amended and Restated Limited Partnership Agreement dated as of July 16, 1996 (the "L.P. Agreement").

            If you desire to tender all or any portion of your Interest in the Partnership in accordance with the terms of the Offer, you should complete and sign the attached Letter of Transmittal and send or deliver it to the Partnership in the manner set forth below.

                                    IMPORTANT

            NEITHER THE PARTNERSHIP NOR ITS GENERAL PARTNERS MAKE ANY RECOMMENDATION TO ANY LIMITED PARTNER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING INTERESTS. LIMITED PARTNERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER INTERESTS, AND IF SO, THE PORTION OF THEIR INTERESTS TO TENDER.

            NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE PARTNERSHIP AS TO WHETHER LIMITED PARTNERS SHOULD TENDER INTERESTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP.

            THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

            Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Partnership's service agent:

                                   PFPC Inc.
                                  P.O. Box 576
                            Claymont, Delaware 19703
                             Phone: (888) 520-3277
                              Fax: (302) 791-2387

                                TABLE OF CONTENTS

1.    Background and Purpose of the Offer...............................     4
2.    Offer to Purchase and Price ......................................     4
3.    Amount of Tender .................................................     5
4.    Procedure for Tenders ............................................     5
5.    Withdrawal Rights ................................................     6
6.    Purchases and Payment ............................................     6
7.    Certain Conditions of the Offer ..................................     7
8.    Certain Information About the Partnership ........................     8
9.    Certain Federal Income Tax Consequences ..........................     8
10.   Miscellaneous ....................................................     9

Annex A        Financial Statements

            1. BACKGROUND AND PURPOSE OF THE OFFER. The purpose of the Offer is to provide liquidity to limited partners for Interests as contemplated by and in accordance with the procedures set forth in the Partnership's Confidential Memorandum dated July 16, 1996 (the "Confidential Memorandum") and the L.P. Agreement. The Confidential Memorandum and the L.P. Agreement, which were provided to each partner in advance of subscribing for Interests, provide that the Individual General Partners have the discretion to determine whether the Partnership will purchase Interests from time to time from partners pursuant to written tenders. The Confidential Memorandum also states that Augusta Management, L.L.C., the manager of the Partnership (the "Manager"), expects that generally it will recommend to the Individual General Partners that the Partnership purchase Interests from limited partners at the end of each year. In light of the fact that there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Partnership, the Individual General Partners of the Partnership have determined that the Offer is in the best interests of limited partners of the Partnership in order to provide liquidity for Interests as contemplated in the Confidential Memorandum and the L.P. Agreement. The Individual General Partners intend to consider the continued desirability of the Partnership making an offer to purchase Interests at the end of each year, but the Partnership will at no time be required to make any such offer. This is the first such tender offer made by the Partnership.

     The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Partnership of partners who do not tender Interests. Partners who retain their Interests may be subject to increased risks that may possibly result from the reduction in the Partnership's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification and higher expenses. However, the Partnership believes that these results are unlikely given the nature of the Partnership's assets. Interests that are tendered to the Partnership in connection with this Offer will be retired, although the Partnership may issue new Interests from time to time in transactions not involving any public offering conducted pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The Partnership presently intends to accept subscriptions for Interests commencing on January 2, 1998. The Partnership has no plans to offer for sale any other additional Interests, but may do so in the future.

            2. OFFER TO PURCHASE AND PRICE. The Partnership will, upon the terms and subject to the conditions of the Offer, purchase up to $50,000,000 of outstanding Interests which are properly tendered by and not withdrawn (in accordance with Section 5 below) prior to 12:00 Midnight, New York City time, on Wednesday, December 31, 1997 (such time and date being hereinafter called the "Initial Expiration Date"), or such later date as corresponds to any extension of the Offer. The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The Partnership reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the close of business on the Expiration Date, payable as set forth in Section 6. As of the close of business on September 30, 1997, the estimated unaudited net asset values of an Interest corresponding to an initial capital contribution of $150,000 on September 4, 1996 and October 1, 1996, the initial closing dates of the Partnership, were approximately $205,085 and $189,250 respectively. As of the close of business on October 1, 1997, there was approximately $146,818,188 outstanding in capital of the Partnership held in Interests. Partners may obtain weekly current net asset value information until the expiration of the Offer, and daily net asset value information during the last five business days of the Offer, by contacting PFPC Inc. ("PFPC"), at the telephone number or address set forth on page 2 above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. Eastern standard time.

            3. AMOUNT OF TENDER. Subject to the limitations set forth below, limited partners may tender their entire Interest or a portion of their Interest, defined as a specific dollar value. A limited partner who tenders for repurchase a portion of such limited partner's Interest, however, shall be required to maintain a capital account balance equal to $150,000. The Offer is being made to all partners of the Partnership and is not conditioned upon any minimum amount of Interests being tendered. The Partnership has been informed by its general partners and affiliates that they may tender to the Partnership all or any Interests held by them, including the portion of the Manager's Interest attributable to the incentive allocations credited to the Manager's capital account from the capital accounts of limited partners.

            If the amount of the Interests that are properly tendered pursuant to the Offer, and not withdrawn pursuant to Section 5 below, is less than or equal to $50,000,000 (or such greater amount as the Partnership may elect to purchase pursuant to the Offer), the Partnership will, upon the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Partnership elects to cancel or amend the Offer or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than $50,000,000 of Interests are duly tendered to the Partnership prior to the expiration of the Offer, and not withdrawn pursuant to
Section 5 below, the Partnership will, in its sole discretion (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934, as amended; (b) extend the Offer, if necessary, and increase the amount of Interests that the Partnership is offering to purchase to an amount it believes sufficient to accommodate the excess Interests tendered as well as any Interests tendered during the extended Offer; or (c) accept Interests tendered prior to or on the Expiration Date for payment on a pro rata basis based on their net asset value. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

            4. PROCEDURE FOR TENDERS. Limited partners wishing to tender Interests pursuant to the Offer should send or deliver a completed and executed Letter of Transmittal to PFPC, to the attention of Karen Castagna, at the address set forth on page 2 above, or fax a completed and executed Letter of Transmittal to PFPC, also to the attention of Karen Castagna, at the fax number set forth on page 2 above. The completed and executed Letter of Transmittal must be received by PFPC no later than the Expiration Date.

     The Partnership recommends that all documents be submitted to PFPC via registered mail, return receipt requested or by facsimile transmission. A Limited Partner choosing to fax to PFPC such Letter of Transmittal should also send or deliver the original completed and executed Letter of Transmittal to PFPC. Limited Partners wishing to confirm receipt of a Letter of Transmittal may contact PFPC at the address and phone number set forth on page 2 above. The method of delivery of any documents is at the election and complete risk of the partner tendering an Interest including, but not limited to, the failure of PFPC to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Partnership, in its sole discretion, and such determination shall be final and binding. The Partnership reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Partnership, be unlawful. The Partnership also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular partner, and the Partnership's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Partnership shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Partnership nor any general partner of the Partnership shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

            5. WITHDRAWAL RIGHTS. Any partner tendering an Interest pursuant to this Offer may withdraw such tender at any time prior to or on the Expiration Date and, if Interests are not accepted by the Partnership at the close of the Expiration Date, at any time after 40 business days after the commencement of the Offer. To be effective, any notice of withdrawal must be timely received by PFPC at the address set forth on page 2 above. Any notice of withdrawal must specify the name of the person withdrawing a tender and the amount of the Interest previously tendered which is being withdrawn. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Partnership in its sole discretion, and such determination shall be final and binding. Interests properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Interests may be retendered by following the procedures described in Section 4 prior to the Expiration Date.

            6. PURCHASES AND PAYMENT. For purposes of the Offer, the Partnership will be deemed to have accepted (and thereby purchased) Interests which are tendered as, if and when it gives oral or written notice to the tendering partner of its election to purchase such Interest. As stated in Section 2 above, the purchase price of an Interest tendered by any partner will be the net asset value thereof as of the close of business on December 31, 1997, if the Offer expires on the Initial Expiration Date, and otherwise on such later date as corresponds to any extension of the Offer. The net asset value will be determined after all allocations to capital accounts of the partners required to be made by the L.P. Agreement have been made.

            Payment of the purchase price will consist of: (1) cash and/or marketable securities (valued in accordance with the Partnership's L.P. Agreement) in an aggregate amount equal to 95% of the estimated unaudited net asset value of the Interests tendered and accepted by the Partnership, determined as of the Expiration Date, which is expected to be 12:00 Midnight, New York City time, on Wednesday, December 31, 1997, payable within five business days after the Expiration Date (the "Cash Payment") in the manner set forth below; and (2) a promissory note (the "Note") entitling the holder thereof to a contingent payment equal to the excess, if any, of (a) the net asset value of the Interests tendered and accepted by the Partnership as of the Expiration Date, determined based on the audited financial statements of the Partnership, over (b) the Cash Payment. The Note will be delivered to the tendering partner in the manner set forth below within five business days after the Expiration Date, will not bear interest or be transferable, and will be payable in cash (in the manner set forth below) within five business days after completion of the audit of the financial statements of the Partnership. It is anticipated that the audit of the Partnership's 1997 financial statements will be completed within 60 days after the end of the year. Although the Partnership has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Partnership's Individual General Partners determine that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining partners of the Partnership.

            The Cash Payment will be made by wire transfer directly to the tendering partner's brokerage account with CIBC Oppenheimer Corp. ("CIBC Opco") unless, pursuant to the Letter of Transmittal, the tendering partner elects to receive the Cash Payment by check mailed first class (at the sole risk of the tendering partner) to the address set forth in the Letter of Transmittal. Partners who do not elect to have the Cash Payment mailed to them should note that Cash Payments wired directly to brokerage accounts will be subject upon withdrawal to any fees the CIBC Opco would customarily assess upon the withdrawal of cash from a brokerage account.

            The Note will be deposited directly to a tendering partner's brokerage account with CIBC Opco unless, pursuant to the Letter of Transmittal, the tendering partner elects to have the Note delivered directly to the tendering partner at the address set forth in the Letter of Transmittal. Any amounts payable under the Note will be paid to the tendering partner in the same manner designated in the Letter of Transmittal for payment of the Cash Payment.

            Cash Payments for Interests acquired pursuant to the Offer will be derived from: (a) cash on hand; and (b) the proceeds of the sale of securities and portfolio assets held by the Partnership. The Partnership will segregate with its custodian cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under any Notes, as described above. The Partnership does not expect to borrow funds to purchase Interests tendered in connection with the Offer.

            7. CERTAIN CONDITIONS OF THE OFFER. The Partnership reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying partners of such extension. In the event that the Partnership so elects to extend the tender period, the net asset value of Interests tendered will be determined as of a date after December 31, 1997, corresponding to any extension of the Offer. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Partnership also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Partnership determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify partners.

            The Partnership may cancel the Offer, or amend the Offer, or postpone the acceptance of tenders made pursuant to the Offer, if: (a) the Partnership would not be able to liquidate portfolio securities in a manner which is orderly and consistent with the Partnership's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the Individual General Partners' judgment, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Partnership, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Partnership,
(iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Partnership has a material investment, (v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States which is material to the Partnership, (vi) material decrease in the net asset value of the Partnership from the net asset value of the Partnership as of commencement of the Offer, or (vii) other event or condition which would have a material adverse effect on the Partnership or its partners if Interests tendered pursuant to the Offer were purchased; or (c) the Independent Individual General Partners of the Partnership determine that it is not in the best interest of the Partnership to purchase Interests pursuant to the Offer. However, there can be no assurance that the Partnership will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

            8. CERTAIN INFORMATION ABOUT THE PARTNERSHIP. The Partnership is a closed-end, non-diversified, management investment company organized as a Delaware limited partnership. The principal office of the Partnership is located at CIBC Oppenheimer Tower, One World Financial Center, 33rd Floor, 200 Liberty Street, New York, New York 10281. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the L.P. Agreement.

            The Partnership does not have any plans or proposals which relate to or would result in: (a) the acquisition by any person of additional Interests (other then the Partnership's present intention to accept subscriptions for Interests commencing on January 2, 1998 and other than the ability to make additional Interests available for other subscriptions from time to time in the discretion of the Partnership), or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Partnership; (c) a sale or transfer of a material amount of assets of the Partnership (other than in connection with ordinary portfolio transactions of the Partnership); (d) any change of the identity of the general partners of the Partnership, or in the management of the Partnership including, but not limited to, any plans or proposals to change the number or the term of the Individual General Partners of the Partnership, to fill any existing vacancy for an Individual General Partner of the Partnership or to change any material term of the investment advisory arrangements with the Manager of the Partnership; (e) any material change in the present distribution policy or indebtedness or capitalization of the Partnership; (f) any other material change in the Partnership's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the Investment Company Act of 1940, as amended; or (g) any changes in the L.P. Agreement or other actions which may impede the acquisition of control of the Partnership by any person.

            The Manager of the Partnership is entitled under the terms of the L.P. Agreement to receive, subject to certain limitations, an incentive allocation, as described in the L.P. Agreement.

            9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the federal income tax consequences of the purchase by the Partnership from partners of Interests pursuant to the Offer. Partners should consult their own tax adviser for a complete description of the tax consequences to them of a purchase by the Partnership of Interests pursuant to the Offer.

            In general, a partner from whom an Interest is purchased by the Partnership will be treated as receiving a distribution from the Partnership. Such partner generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the partner exceeds such partner's then adjusted tax basis in such partner's Interest. A partner's basis in such partner's Interest will be reduced (but not below zero) by the amount of consideration received by the partner from the Partnership in connection with the purchase of such Interest. A partner's basis in such partner's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such partner for periods prior to the purchase of such Interest. Cash distributed to a partner in excess of the adjusted tax basis of such partner's Interest is taxable as capital gain or ordinary income, depending on the circumstances. A partner whose entire Interest is purchased by the Partnership may recognize a loss, but only to the extent that the amount of consideration received from the Partnership is less than the partner's then adjusted tax basis in such partner's Interest.

            10. MISCELLANEOUS. The Offer is not being made to, nor will tenders be accepted from, partners in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Partnership is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Partnership reserves the right to exclude partners from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Partnership believes such exclusion is permissible under applicable laws and regulations, provided the Partnership makes a good faith effort to comply with any state law deemed applicable to the Offer.

            The Partnership has filed an Issuer Tender Offer Statement on
Schedule 13E-4 with the Securities and Exchange Commission which includes certain information relating to the Offer summarized herein. A copy of such statement may be obtained from the Partnership by contacting PFPC at the address and phone numbers set forth on page 2 above, or from the public reference office of the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549.

                                     ANNEX A

                              Financial Statements

                            Augusta Partners, L.P

                             Financial Staements

                          For the Six Months Ended
                                June 30, 1997
                                 (Unaudited)

Augusta Partners, L.P.

Financial Statements

For the Six Months Ended
June 30, 1997
(Unaudited)



Contents


Statement of Assets, Liabilities and Partners Capital          2
Statement of Operations                                        3
Statement of Changes in Partners Capital - Net Assets          4
Notes to Financial Statements                                  5
Schedule of Portfolio Investments                             13
Schedule of Securities Sold, Not Yet Purchased                19
Schedule of Written Options                                   20

Augusta Partners, L.P.

Statement of Assets, Liabilities and Partners' Capital (in thousands)

                                                         June 30, 1997
                                                           (Unaudited)

Assets

Cash                                                       $      5
Investments in securities, at market
            (identified cost - $117,989)                    127,276
Due from broker                                              18,774
Interest receivable                                             109
Dividends receivable                                              4
Organizational costs(net of accumulated amortization of $114)   578
Other assets                                                     11

              Total assets                                  146,757

Liabilities

Due to broker                                                 9,952
Loan payable                                                  3,097
Securities sold, not yet purchased - at market
 (proceeds of sales - $11,533)                               10,209
Management fee payable                                           98
Accrued expenses                                                354

              Total liabilities                              23,710

                                         Net Assets      $  123,047

Partners' Capital

Represented by:
Capital contributions, (net of syndication costs of $50) $  100,005
Accumulated net investment loss                                (588)
Accumulated net realized gain on investments                 13,019
Net unrealized appreciation on investments and foreign
 currency transactions                                       10,611

              Partners' Capital - Net Assets              $ 123,047



The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

Statement of Operations ( in thousands)

                                                       Six Months Ended
                                                        June 30, 1997
                                                         (Unaudited)

Investment Income
Dividends                                                       $170
Interest                                                         625
                                                                 795
Operating expenses
            Management fee                                       580
            Professional fees                                    139
            Administration fees                                   83
            Amortization of organizational costs                  69
            Dividends on securities sold, not yet purchased       61
            Interest expense                                      57
            Insurance expense                                     44
            Custodian fees                                        29
            Individual General Partners' fees and expenses        11
            Miscellaneous                                          6
                                                               1,079

            Net investment loss                                 (284)

Realized and unrealized gain on investments

            Realized gain (loss) on investments
              Investment securities                            4,851
              Futures transactions                              (285)
              Purchased options                                1,101
              Written options                                 (1,558)
              Short sales                                        358

           Net realized gain on investments                    4,467

            Unrealized appreciation on investments
                and foreign currency transactions:
              Beginning of period                               8,792
              End of period                                    10,611

           Net unrealized appreciation on investments and
           foreign currency transactions                        1,819

           Net realized and unrealized gain on investments      6,286

           Increase in partners' capital derived
           from investment activities                        $  6,002

The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

Statement of Changes in Partners' Capital - Net Assets (in thousands)


                                          Six Months Ended    Period From
                                           June 30, 1997    September 4,1997
                                            (Unaudited)     (Commencement of
                                                             Operations) to
                                                            December 31, 1997

Investment activities

Net investment loss                           $   (284)         $      (304)
Net realized gain on investments                  4,467                8,552
Change in unrealized appreciation on
investments and foreign currency transactions     1,819                8,792

     Increase in partners' capital derived
           from investment activities              6,002              17,040

Partners' capital transactions
Capital contributions                                -               100,055
Syndication costs                                    -                   (50)

     Increase in partners' capital derived
          from capital transactions                  0               100,005

     Partners' capital at beginning of period    117,045                 -

     Partners' capital at end of period         $ 123,047          $ 117,045




The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

Notes to Financial Statements - June 30, 1997 (Unaudited)



1.  Organization

Augusta Partners, L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on May 30, 1996. The Partnership is registered under the Investment Company Act of 1940 (the "Act") as a closed-end, non-diversified management investment company. The Partnership will operate until December 31, 2021 unless further extended or sooner terminated as provided for in the Limited Partnership Agreement (the "Agreement"), as amended and restated on July 16, 1996. The Partnership's investment objective is to achieve capital appreciation. The Partnership pursues this objective by investing principally in equity securities of publicly-traded U.S. companies. The Partnership may also invest in equity securities of foreign issuers and in bonds and other fixed-income securities of U.S. and foreign issuers.

There are five "Individual General Partners" and a "Manager." The Manager is Augusta Management, L.L.C. whose principal members are Oppenheimer & Co., Inc. ("Opco") and Ardsley Advisory Partners ("Ardsley"). Investment professionals at Ardsley manage the Partnership's investment portfolio on behalf of the Manager under Opco's supervision.

The acceptance of initial and additional contributions, as well as the repurchase of Partnership interests, are subject to approval by the Manager. The Partnership may from time to time offer to repurchase interests pursuant to written tenders by Partners. Such repurchases will be made at such times and on such terms as may be determined by the Individual General Partners, in their complete and exclusive discretion. The Manager expects that generally it will recommend to the Individual General Partners that the Partnership repurchase interests from Partners once in each year effective as of the end of each such year.

2.  Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires the Manager to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Manager believes that the estimates utilized in preparing the Partnership's financial statements are reasonable and prudent; however, actual results could differ from these estimates.

a.  Portfolio Valuation

Securities and commodities transactions, including related revenue and expenses, are recorded on a trade-date basis and dividends are recorded on an ex-dividend date basis. Interest income is recorded on the accrual basis.

Augusta Partners, L.P.

Domestic exchange traded or NASDAQ listed equity securities will be valued at their last composite sale prices as reported on the exchanges where such securities are traded. If no sales of such securities are reported on a particular day, the securities will be valued based upon their composite bid prices for securities held long, or their composite ask prices for securities held short, as reported by such exchanges. Securities traded on a foreign securities exchange will be valued at their last sale prices on the exchange where such securities are primarily traded, or in the absence of a reported sale on a particular day, at their bid prices (in the case of securities held long) or ask prices (in the case of securities held short) as reported by such exchange. Listed options will be valued using last sales prices as reported by the exchange with the highest reported daily volume for such options or, in the absence of any sales on a particular day, at their bid prices as reported by the exchange with the highest volume on the last day a trade was reported. Other securities for which market quotations are readily available will be valued at their bid prices (or ask prices in the case of securities held short) as obtained from one or more dealers making markets for such securities. If market quotations are not readily available, securities and other assets will be valued at fair value as determined in good faith by, or under the supervision of, the Individual General Partners.

Debt securities will be valued in accordance with the procedures described above, which with respect to such securities may include the use of valuations furnished by a pricing service which employs a matrix to determine valuation for normal institutional size trading units or consultation with brokers and dealers in such securities. The Individual General Partners will periodically monitor the reasonableness of valuations provided by any such pricing service. Debt securities with remaining maturities of 60 days or less will, absent unusual circumstances, be valued at amortized cost, so long as such valuation is determined by the Individual General Partners to represent fair value.

Futures contracts and options thereon, which are traded on commodities exchanges, are valued at their settlement value as of the close of such exchanges.

All assets and liabilities initially expressed in foreign currencies will be converted into U.S. dollars using foreign exchange rates provided by a pricing service compiled as of 4:00 p.m. London time. Trading in foreign securities generally is completed, and the values of such securities are determined, prior to the close of securities markets in the U.S. Foreign exchange rates are also determined prior to such close. On occasion, the values of such securities and exchange rates may be affected by events occurring between the time as of which determination of such values or exchange rates are made and the time as of which the net asset value of the Partnership is determined. When such events materially affect the values of securities held by the Partnership or its liabilities, such securities and liabilities will be valued at fair value as determined in good faith by, or under the supervision of, the Individual General Partners.

Augusta Partners, L.P.

b.  Partnership Expenses

The expenses incurred by the Partnership in connection with its organization are being amortized over a 60 month period beginning with the commencement of operations, September 4, 1996.

Syndication costs totaling $50,000 related to the Partnership's initial offering have been charged directly to the capital accounts of the limited and general partners.

c.  Income Taxes

No federal, state or local income taxes will be provided on the profits of the Partnership since the partners are individually liable for their share of the Partnership's income.

3.  Management Fee, Related Party Transactions and Other

Opco provides certain management and administrative services to the Partnership including, among other things, providing office space and other support services to the Partnership. In exchange for such services, the Partnership pays Opco a monthly management fee of .08333% (1% on an annualized basis) of the Partnership's net assets determined as of the beginning of the month, excluding assets attributable to the Manager's capital account.

During the six months ended June 30, 1997, Opco earned $3,060 in brokerage commissions from portfolio transactions executed on behalf of the Partnership.

At the end of the twelve month period following the admission of a limited partner to the Partnership, and generally at the end of each fiscal year thereafter, the Manager is entitled to an incentive allocation of 20% of net profits, if any, that have been credited to the capital account of such limited partner during such period. The incentive allocation will be charged to a limited

Augusta Partners, L.P.

partner only to the extent that cumulative net profits with respect to such limited partner through the close of any period exceeds the highest level of cumulative net profits with respect to such limited partner through the close of any prior period. As of June 30, 1997, there was no incentive allocation.

Each Independent Individual General Partner, who is not an "interested person" of the Partnership as defined by the Act, receives an annual retainer of $5,000 plus a fee for each meeting attended. The other Individual General Partners do not receive any annual or other fees. All Individual General Partners are reimbursed by the Partnership for all reasonable out-of-pocket expenses incurred by them in performing their duties. For the six months ended June 30, 1997, these fees (including meeting fees and a pro-rata portion of the annual retainer) and expenses totaled $11,257. One Individual General Partner, who is an "interested person" of the Partnership, as defined by the Act, holds a limited partnership interest in the Partnership.

Morgan Stanley Trust Company serves as Custodian of the Partnership's assets.

PFPC Inc. serves as Administrator and Accounting Agent to the Partnership, and in that capacity provides certain accounting, recordkeeping, tax and investor services.

4.  Securities Transactions

Aggregate purchases and sales of investment securities, excluding short-term securities, for the six months ended June 30, 1997, amounted to $358,519,455 and $337,512,264, respectively.

At June 30, 1997, the cost of investments for federal income tax purposes was substantially the same as the cost for financial reporting purposes.
At June 30, 1997, accumulated net unrealized appreciation on investments, options, and securities sold, not yet purchased, was $10,611,343, consisting of $15,073,567 gross unrealized appreciation and $4,462,224 gross unrealized depreciation.

Due from broker primarily represents proceeds from unsettled trades and short sales. Due to broker primarily represents liabilities from unsettled security purchases.

5.  Financial Instruments with Off-Balance Sheet Risk or
    Concentrations of Credit Risk

In the normal course of business, the Partnership may trade various financial instruments and enter into various investment activities with off-balance sheet risk. These financial instruments include forward and futures contracts, options and sales of securities not yet purchased. Generally, these financial instruments represent future commitments to purchase

Augusta Partners, L.P.

 or sell other financial instruments at specific terms at specified future dates. Each of these financial instruments contain varying degrees of off-balance sheet risk whereby changes in the market value of the securities underlying the financial instruments may be in excess of the amounts recognized in the statement of assets, liabilities and partners' capital.

The Partnership's foreign exchange trading activities involve the purchase and sale (writing) of foreign exchange options having various maturity dates. The Partnership may seek to limit its exposure to foreign exchange rate movements by hedging such option positions with foreign exchange positions in spot currency, futures and forward contracts. At June 30, 1997, the Partnership had no spot currency, futures or forward contracts outstanding.

Securities sold, not yet purchased, represent obligations of the Partnership to deliver the specified security and thereby creates a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as the Partnership's ultimate obligation to satisfy the sale of securities sold, not yet purchased, may exceed the amount recognized in the statement of assets, liabilities and partners' capital.

The risk associated with purchasing an option is that the Partnership pays a premium whether or not the option is exercised. Additionally, the Partnership bears the risk of loss of premium and change in market value should the counterparty not perform under the contract. Put and call options purchased are accounted for in the same manner as investment securities.

When the Partnership writes an option, the premium received by the Partnership is recorded as a liability and is subsequently adjusted to the current market value of the option written. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the Partnership has realized a gain or loss. In writing an option, the Partnership bears the market risk of an unfavorable change in the price of the security or currency underlying the written option. Exercise of an option written by the Partnership could result in the Partnership selling or buying a security or currency at a price different from the current market value.

A summary of the notional amounts of open purchased option contracts as of June 30, 1997, is as follows:

                                    Notional Amounts

     Equity Options                    $12,005,000
     Equity Index Options              $43,650,900
     Foreign Exchange Options           85,000,000 CHF

Augusta Partners, L.P.

Transactions in written options were as follows:

                                  Call Options              Put Options
                              Number      Amount        Number      Amount
                          of Contracts  of Premium   of Contracts of Premium

Beginning balance              -      $         0          -      $        0
Options written              8,855      4,994,836       140,825    4,416,262
Options closed              (7,025)    (4,556,603)      (76,325)  (2,766,183)
Expired options             (2,305)      (438,233)         -               0
Written options split          475              0          -               0

Options outstanding at
June 30, 1997                  -      $         0        64,500   $1,650,079


6.  Financial Instruments Held or Issued for Trading Purposes

The Partnership maintains positions in a variety of financial instruments. The following table summarizes the components of net realized and unrealized gains from investment transactions:

                                             Net Gains / (Losses)
                                           for the Six Months Ended
                                                June 30, 1997

Equity securities                               $ 7,757,175
Equity options                                     (429,094)
Fixed income transactions                           223,596
Foreign exchange
   (including realized gains of $1,224,714)        (177,178)
Futures transactions                               (285,959)
Index options                                      (628,463)
Written options                                    (174,298)
   Net Gain from investment transactions        $ 6,285,779

Augusta Partners, L.P.

The following table presents the fair values of derivative financial instruments and the average fair values of those instruments:

                                               Average Fair Value for
                             Fair Value at      the Six Months Ended
                             June 30, 1997         June 30, 1997

Assets:

Equity options                $1,091,813              $1,956,447
Futures                                0                       0
Foreign exchange                 863,014                 335,557
Index                              4,629               1,200,352
Written options                        0                (102,740)

Average fair values presented above are based upon each type's month-end fair value during the six months ended June 30, 1997.

7.  Short-Term Borrowings

The Partnership has the ability to trade on margin and, in that connection, borrow funds from brokers and banks for the purchase of equity and fixed income securities. Trading in equity securities on margin involves an initial cash requirement representing at least 50% of the underlying security's value with respect to transactions in U.S. markets and varying percentages with respect to transactions in foreign markets. The Act requires the Partnership to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the Partnership incurs the indebtedness. As of June 30, 1997, the Partnership had margin borrowings outstanding of $3,097,176. For the six months ended June 30, 1997, the average daily amount of such borrowings was $1,979,139.

Augusta Partners, L.P.

8.  Selected Financial Ratios and Other Supplemental Information

The following represents the ratios to average net assets and other supplemental information for the period:


                                                 September 4, 1996
                               Six Months        (commencement of
                                 Ended             operations) to
                              June 30, 1997      December 31, 1996
                               (Unaudited)

Investment loss                  (0.49%)*              (0.83%)*
Operating expenses                1.84%*                2.34%*
Dividends on securities
   sold, not yet purchased         .05%*                 .06%*
Portfolio turnover                 306%                  215%
Average commission rate          $.0554**              $.0569**
Total return                       5.13%***             17.20%***
Average debt ratio                 1.85%                  .28%


*   Annualized.
** Average commission rate per share on purchases and sales of investment securities.
*** Total return assumes a purchase of a Limited Partnership interest in the Partnership on the first day and a sale of the Partnership interest on the last day of the period noted, before incentive allocation to the General Partner, if any. Total returns for a period of less than a full year are not annualized.

Augusta Partners, L.P.

Schedule of Portfolio Investments (Unaudited)

                                                             June 30, 1997
     Shares                                                   Market Value
                Common Stocks - 94.72%
                Advertising Sales - 1.14%
     55,000     Lamar Advertising Co., Class A*                $1,402,500

                Airlines - 3.02%
     25,000       AMR Corp.  *                                  2,312,500
     40,000       US Airways Group, Inc.  *                     1,400,000
                                                                3,712,500

               Cable TV - 3.10%
     65,000     Comcast UK Cable Partners Ltd.  *                780,000
     55,000     HSN, Inc.  *                                   1,718,750
     65,000     U.S. West Media Group  *                       1,316,250
                                                               3,815,000

              Cellular Telecommunications - 2.33%
     60,000     Millicom International Cellular S.A.  *        2,865,000

              Commercial Banking - 1.27%
     45,000     Magna Group, Inc.                              1,563,750

              Computers - Integrated Systems - 3.60%
    125,000     Digital Equipment Corp.  *                     4,429,750

              Computers - Micro - 1.21%
     40,000     Sun Microsystems, Inc.  *                      1,488,750

              Computer Software - 4.62%
     35,000     Autodesk, Inc.                                 1,340,955
     40,000     Cognos, Inc.  *                                1,245,000
     65,000     Compuware Corp.  *                             3,103,750
                                                               5,689,705

              Consulting Services - 1.31%
     90,000     Maximus, Inc.  *                               1,608,750

              Data Processing/Management - 1.02%
     25,000     Oracle Systems Corp.  *                        1,259,375

              Electronic Components/Semiconductors - 1.82%
     70,000     LSI Logic Corp.  *                             2,240,000




*  Non-income producing security
The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

                                                             June 30, 1997
     Shares                                                  Market Value
            Common Stocks - 94.72% - (continued)
              Electronic Parts Distribution - 1.79%
     60,000     Kent Electronics Corp.  *                   $  2,201,280

              Financial Savings & Loans/Thrifts - 4.95%
     75,000     Dime Bancorp, Inc.                             1,312,500
    100,000     Empire Federal Bancorp, Inc.  *                1,437,500
    100,000     FirstFed America Bancorp, Inc.  *              1,775,000
     25,000     First Federal Bancshares of AK, Inc.             503,125
     30,000     Ocean Financial Corp.  *                       1,057,500
                                                               6,085,625
              Healthcare Cost Containment - 1.10%
     55,000     Access Health, Inc.  *                         1,347,500

              Healthcare Services & Management - 0.82%
     60,000     American Oncology Resources, Inc.  *           1,012,500

              Hotels & Motels - 1.20%
    100,000     Servico, Inc.  *                               1,475,000

              Human Resources - 2.23%
     75,000     Emcare Holdings, Inc.  *                       2,746,875

              Life/Health Insurance - 2.29%
     40,000     Conseco, Inc.                                  1,480,000
     50,000     Western National Corp.                         1,340,650
                                                               2,820,650

              Machines/Tools & Related Products - 1.05%
     50,000     Cincinnati Milacron, Inc.                      1,296,900

              Manufacturing - 0.75%
     70,000     Foamex International, Inc.  *                    918,750

              Medical - Biomedical - 5.96%
    150,000     Alpha Beta Tech, Inc.  *                       1,368,750
     55,000     Biochem Pharmaceutical, Inc.  *                1,223,750
     50,000     Centocor, Inc.  *                              1,553,150
     85,000     Liposome Co., Inc.  *                            759,730
     90,000     Myriad Genetics, Inc.  *                       2,430,000
                                                               7,335,380

              Medical - Drugs - 2.71%
    140,000     Vivus, Inc.  *                                 3,333,820

*  Non-income producing security
The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

                                                             June 30, 1997
     Shares                                                  Market Value
            Common Stocks - 94.72% - (continued)
              Medical - Hospitals - 1.20%
     50,000     Magellan Health Services,Inc. *              $  1,475,000

              Medical Instruments - 3.25%
     65,000     Boston Scientific Corp.  *                     3,993,470

              Medical Sterilization Products - 0.46%
     15,000     Steris Corp.  *                                  560,625

              Metal - Aluminum - 1.24%
     40,000     Alumax, Inc.  *                                1,525,000

              Multi-Line Insurance - 0%
          1     Aegon N.V.                                            36

              Networking Products - 2.18%
     40,000     Cisco Systems, Inc.  *                         2,685,000

              Oil/Field Machinery & Equipment - 3.22%
     60,000     Baker Hughes, Inc.                             2,321,280
     35,000     Cooper Cameron Corp.  *                        1,636,250
                                                               3,957,530

              Oil/Field Services - 1.09%
     25,000     BJ Services Co.  *                             1,340,625

              Oil/Gas Drilling - 3.81%
     35,000     ENSCO International, Inc.  *                   1,846,250
    125,000     Parker Drilling Co.  *                         1,390,625
     30,000     Precision Drilling Corp.  *                    1,451,250
                                                               4,688,125

              Oil/Gas Equipment & Services - 6.55%
     70,000     Louisiana Land & Exploration Co.               3,998,750
     80,000     Reading & Bates Corp.  *                       2,140,000
     50,000     Weatherford Enterra, Inc.  *                   1,925,000
                                                               8,063,750

              Paper & Related Products - 2.25%
     50,000     Champion International Corp.                   2,762,500




*  Non-income producing security
The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

                                                             June 30, 1997
     Shares                                                  Market Value
            Common Stocks - 94.72% - (continued)
              Pharmacy Services - 1.57%
    100,000     Covance, Inc.  *                           $   1,931,300

              Radio - 3.92%
     25,000     American Radio Systems Corp., Class A  *         996,875
     45,000     Jacor Communication, Inc.  *                   1,721,250
     50,000     SFX Broadcasting, Inc., Class A  *             2,109,400
                                                               4,827,525

              Real Estate Investment Trust - 0.96%
     70,000     Westfield America, Inc.  *                     1,181,250

              Retail - Apparel/Shoes - 1.27%
     60,000     Stage Stores, Inc.  *                          1,567,500

              Retail - Building Products - 0.75%
     25,000     Lowe's Companies, Inc.                           928,125

              Retail - Jewelry - 1.21%
     84,800     Claire's Stores, Inc.                          1,484,000

              Retail - Restaurants - 0.98%
     50,000     Outback Steakhouse, Inc.  *                    1,209,375

              Retirement/Aged Care - 0.89%
    100,000     ARV Assisted Living, Inc.  *                   1,100,000

              Telecommunications Equipment - 1.10%
     35,000     Associated Group, Inc., Class B  *             1,356,250

              Telecommunications Equipment &
              Long Distance Service - 2.60%
    100,000     WorldCom, Inc.  *                              3,200,000

              Telecommunications Services - 0.55%
     25,000     Qwest Communications International, Inc.  *      681,250

              Therapeutics - 1.32%
     20,000     Agouron Pharmaceuticals, Inc.  *               1,617,500



*  Non-income producing security
The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

                                                             June 30, 1997
     Shares                                                  Market Value
            Common Stocks - 94.72% - (continued)
              Transportation - Marine - 1.26%
     45,000     Teekay Shipping Corp.                       $  1,555,335

              Transportation - Truck - 1.80%
    135,000     Consolidated Freightways Corp.  *              2,210,625

                Total Common Stocks (Cost $107,582,834)      116,551,056

            Preferred Stocks - 2.36%
              Telecommunications Equipment &
              Long Distance Service
     50,000     Globalstar Telecommunications. Ltd., 6.5%,
                           03/01/06, PRF Conv. 144A, $30.80    2,900,000

                Total Preferred Stocks (Cost $2,125,000)       2,900,000
    Face
   Amount
            Bonds - 4.36%
              Broadcasting - 1.29%
  1,500,000     Comcast Corp., 3.375%, 9/09/05, Conv., $24.50  1,578,750

              Cable TV - 3.07%
  3,500,000     NTL Inc., 7.25%, 04/15/05, Conv. 144A, $27.56  3,780,000

                Total Bonds (Cost $5,027,605)                  5,358,750
 Number of
 Contracts
            Call Options - 0 .60%
              Medical - Drugs - 0.15%
        500     Vivus, Inc., 09/20/97, $50.00                    181,250

              Networking Products - 0.12%
        750     3Com Corp., 07/19/97, $45.00                     150,000

              Telecommunications Equipment &
              Long Distance Service - 0.33%
        500     WorldCom, Inc., 01/17/98, $25.00                 406,250

                Total Call Options (Cost $1,045,317)             737,500



*  Non-income producing security
The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

 Number of                                                   June 30, 1997
 Contracts                                                   Market Value
            Put Options - 1.40%
              Computers - Micro - 0.07%
        255     Gateway 2000, Inc., 07/19/97, $35.00                $ 92,437

              Chemicals - Diversified - 0.12%
        500     Union Carbide Corp., 07/19/97,$50.00                 143,750

              Cross Currency - 1.11%
     25,000     OTC ITL Call/CHF Put, 09/27/97,Strike-1210 ITL/CHF   506,849
                       Notional 25,000,000 CHF
     60,000     OTC ITL Call/CHF Put, 06/19/98,Strike-1231 ITL/CHF   863,014
                       Notional 60,000,000 CHF
                                                                   1,369,863

              Electronic Components/Semiconductors - .10%
        350     Micron Technology, Inc. 07/19/97, $42.50             118,125

              Index - 0%
     10,000     OTC SPX KO 07/02/97, $752.73/94.75                         0
                       Notional $10,000,000
      1,948     OTC SPX KO 07/02/97, $830/94.75                            4
                       Notional $1,948,400
     19,500     OTC SPX KO 07/09/97, $753.75/94.82                         0
                       Notional $19,500,000
     10,000     OTC SPX KO 07/16/97, $752.73/94.91                         0
                       Notional $10,000,000
      2,203     OTC SPX KO 07/16/97, $830/94.91                        4,625
                       Notional $2,202,500
                                                                       4,629

                Total Put Options (Cost $2,207,746)                1,728,804

                Total Investments (Cost $117,988,502) - 103.44%$ 127,276,110

                Other Assets, Less Liabilities - (3.44%)         (4,229,174)

                Net Assets - 100.00%                           $ 123,046,936



*  Non-income producing security
The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

Schedule of Securities Sold, not yet Purchased (Unaudited)

                                                             June 30, 1997
   Shares                                                    Market Value
            Short Common Stock - (7.88%)
              Commercial Services - (1.81%)
    (15,000)    Pharmaceutical Product Development, Inc.   $    (330,000)
    (72,500)    Teletech Holdings, Inc.                       (1,903,125)
                                                              (2,233,125)
              Computers-Micro - (2.11%)
    (80,000)    Gateway 2000, Inc.                            (2,600,000)

              Computer Services - (0.43%)
    (25,000)    National TechTeam, Inc.                         (534,375)

              Cosmetics & Toiletries - (0.69%)
    (60,000)    Thermolase Corp.                                (843,750)

              Finance/Credit Cards - (0.46%)
    (15,000)    Capital One Financial Corp.                     (566,250)

              Medical - HMO - (0.32%)
    (30,000)    PHP Healthcare Corp.                            (393,750)

              Medical Instruments - (0.53%)
    (25,000)    Thermo Cardiosystems, Inc.                      (650,000)

              Resorts/Theme Parks - (0.84%)
    (30,000)    Signature Resorts, Inc.                       (1,036,890)

              Telecommunications Equipment &
              Long Distance Service - (0.69%)
    (35,000)    Deutsche Telekom AG                             (844,375)

                Total Short Common Stock Proceeds ($9,883,019)$(9,702,515)




The accompanying notes are an integral part of these financial statements.

Augusta Partners, L.P.

Schedule of  Written Options (Unaudited)

 Number of                                                   June 30, 1997
 Contracts                                                   Market Value

            Written Put Options - (0.41%)
              Cross Currency - (0.41%)
    (25,000)    OTC ITL Call/CHF Put, 09/27/97, Strike 1210 ITL/CHF
                       Notional (25,000,000) CHF           $    (506,849)

              Index - (0%)
    (10,000)    OTC SPX KO, 07/02/97, $752.73/94.75                    0
                       Notional ($10,000,000)
    (19,500)    OTC SPX KO, 07/09/97, $753.75/94.82                    0
                       Notional ($19,500,000)
    (10,000)    OTC SPX KO, 07/16/97, $752.73/94.91                    0
                       Notional ($10,000,000)
                                                                       0

            Total Written Put Options Proceeds ($1,650,079)     (506,849)

            Total Options Written Proceeds ($1,650,079)    $    (506,849)



The accompanying notes are an integral part of these financial statements.

                              FINANCIAL STATEMENTS
                       WITH REPORT OF INDEPENDENT AUDITORS

                             AUGUSTA PARTNERS, L.P.

                          PERIOD FROM SEPTEMBER 4, 1996
                          (COMMENCEMENT OF OPERATIONS)
                              TO DECEMBER 31, 1996

                             AUGUSTA PARTNERS, L.P.

                              FINANCIAL STATEMENTS
                       WITH REPORT OF INDEPENDENT AUDITORS

           PERIOD FROM SEPTEMBER 4, 1996 (COMMENCEMENT OF OPERATIONS)
                              TO DECEMBER 31, 1996


                                    CONTENTS




Report of Independent Auditors.............................................   1
Statement of Assets, Liabilities and Partners' Capital.....................   2
Statement of Operations....................................................   3
Statement of Changes in Partners' Capital - Net Assets.....................   4
Notes to Financial Statements..............................................   5
Schedule of Portfolio Investments..........................................  13
Schedule of Securities Sold, Not Yet Purchased.............................  18

                         Report of Independent Auditors


To the Partners of
Augusta Partners, L.P.

We have audited the accompanying statement of assets, liabilities and partners' capital of Augusta Partners, L.P., including the schedules of portfolio investments and securities sold, not yet purchased, as of December 31, 1996, and the related statements of operations and changes in partners' capital - net assets for the period from September 4, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1996, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Augusta Partners, L.P. at December 31, 1996, the results of its operations, the changes in partners' capital - net assets, for the period from September 4, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

New York, New York
February 5, 1997                                           /s/ ERNST & YOUNG LLP

AUGUSTA PARTNERS, L.P.

STATEMENT OF ASSETS, LIABILITIES AND PARTNERS' CAPITAL (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                       DECEMBER 31, 1996

ASSETS

Cash                                                            $  2,758
Investments in securities, at market
     (identified cost of $92,000)                                100,349
Due from broker                                                   20,931
Dividends receivable                                                  23
Interest receivable                                                  120
Organizational costs (net of accumulated amortization of $45)        646
Other assets                                                          48
                                                                --------
           TOTAL ASSETS                                         $124,875
                                                                ========
LIABILITIES

Due to broker                                                        951
Securities sold, not yet purchased - at market                     6,395
     (proceeds of sales - $6,839)
Due to affiliate                                                       4
Management fee payable                                                97
Accrued expenses                                                     383
                                                                --------

           TOTAL LIABILITIES                                       7,830
                                                                --------

Net Assets                                                      $117,045
                                                                ========
PARTNERS' CAPITAL

Represented by:
Capital contributions, (net of syndications costs of $50)       $100,005
Accumulated net investment loss                                     (304)
Accumulated net realized gain on investments                       8,552
Net unrealized appreciation on investments and foreign
     currency transactions                                         8,792
                                                                --------

           PARTNERS' CAPITAL - NET ASSETS                       $117,045
                                                                ========


The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

STATEMENT OF OPERATIONS (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                  PERIOD FROM SEPTEMBER 4, 1996
                                                   (COMMENCEMENT OF OPERATIONS)
                                                       TO DECEMBER 31, 1996
INVESTMENT INCOME
                 Dividends                                           $  142
                 Interest                                               414
                                                                     ------

                                                                        556
                                                                     ------
OPERATING EXPENSES
                 Management fee                                         350
                 Professional fees                                      295
                 Administration fees                                     71
                 Amortization of organizational costs                    45
                 Custodian fees                                          16
                 Dividends on securities sold, not yet purchased         20
                 Individual General Partners' fees & expenses            14
                 Miscellaneous                                           49
                                                                     ------
                                                                        860
                                                                     ------

                       NET INVESTMENT LOSS                             (304)
                                                                     ------

REALIZED AND UNREALIZED GAIN ON INVESTMENTS

                 REALIZED GAIN (LOSS) ON INVESTMENTS
                       Investment securities                          9,747
                       Futures transactions                             (84)
                       Purchased options                               (341)
                       Written options                                  (64)
                       Short sales                                     (706)
                                                                     ------

                            NET REALIZED GAIN ON INVESTMENTS          8,552
                                                                     ------

                UNREALIZED APPRECIATION ON INVESTMENTS AND FOREIGN CURRENCY
                TRANSACTIONS:
                       Beginning of period                               --
                       End of period                                  8,792
                                                                    -------
                                                                      8,792
                                                                    -------

                            NET REALIZED AND UNREALIZED GAIN         17,344
                                                                    -------

                            INCREASE IN PARTNERS' CAPITAL DERIVED
                                 FROM INVESTMENT ACTIVITIES         $17,040
                                                                    =======


The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

STATEMENT OF CHANGES IN PARTNERS' CAPITAL - NET ASSETS (IN THOUSANDS)
--------------------------------------------------------------------------------

                                                PERIOD FROM SEPTEMBER 4, 1996
                                                   (COMMENCEMENT OF OPERATIONS)
                                                       TO DECEMBER 31, 1996
INVESTMENT ACTIVITIES
     Net investment loss                                    $   (304)
     Net realized gain on investments                          8,552
     Change in unrealized appreciation on
       investments and foreign currency transactions           8,792
                                                            --------

           INCREASE IN PARTNERS' CAPITAL DERIVED
                FROM INVESTMENT ACTIVITIES                    17,040

PARTNERS' CAPITAL TRANSACTIONS

     Capital contributions                                   100,055
     Syndication costs                                           (50)
                                                            --------

           INCREASE IN PARTNERS' CAPITAL DERIVED
                FROM CAPITAL TRANSACTIONS                    100,005

           PARTNERS' CAPITAL AT BEGINNING OF PERIOD                -
                                                            --------

           PARTNERS' CAPITAL AT END OF PERIOD               $117,045
                                                            ========

The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS - DECEMBER 31, 1996
--------------------------------------------------------------------------------

     1.  ORGANIZATION

         Augusta Partners, L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on May 30, 1996. The Partnership is registered under the Investment Company Act of 1940 (the "Act") as a closed-end, non-diversified management investment company. The Partnership will operate until December 31, 2021 unless further extended or sooner terminated as provided for in the Limited Partnership Agreement (the "Agreement"), as amended and restated on July 16, 1996. The Partnership's investment objective is to achieve capital appreciation. The Partnership pursues this objective by investing principally in equity securities of publicly-traded U.S. companies. The Partnership will also invest in equity securities of foreign issuers and in bonds and other fixed-income securities of U.S. and foreign issuers.

         The Agreement provides for five "Individual General Partners" and a "Manager." The Manager is Augusta Management, L.L.C. whose principal members are Oppenheimer & Co., Inc. ("Opco") and Ardsley Advisory Partners ("Ardsley"). Investment professionals employed by Ardsley will manage the Partnership's investment portfolio on behalf of the Manager under Opco's supervision.

         The acceptance of initial and additional contributions, as well as the repurchase of Partnership interests, are subject to approval by the Manager. The Partnership may from time to time offer to repurchase interests pursuant to written tenders by Partners. Such repurchases will be made at such times and on such terms as may be determined by the Individual General Partners, in their complete and exclusive discretion. The Manager expects that generally it will recommend to the Individual General Partners that the Partnership repurchase interests from Partners once in each year (other than in 1996) effective as of the end of each such year.

     2.  SIGNIFICANT ACCOUNTING POLICIES

         The preparation of financial statements in conformity with generally accepted accounting principles requires the Manager to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Manager believes that the estimates utilized in preparing the Partnership's financial statements are reasonable and prudent; however, actual results could differ from these estimates.

         a.   PORTFOLIO VALUATION

              Securities and commodities transactions, including related revenue and expenses, are recorded on a trade-date basis and dividends are recorded on an ex-dividend date basis. Interest income is recorded on the accrual basis.

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


              Domestic exchange traded or NASDAQ listed equity securities will be valued at their last composite sale prices as reported on the exchanges where such securities are traded. If no sales of such securities are reported on a particular day, the securities will be valued based upon their composite bid prices for securities held long, or their composite ask prices for securities held short, as reported by such exchanges. Securities traded on a foreign securities exchange will be valued at their last sale prices on the exchange where such securities are primarily traded, or in the absence of a reported sale on a particular day, at their bid prices (in the case of securities held long) or ask prices (in the case of securities sold short) as reported by such exchange. Listed options will be valued using last sales prices as reported by the exchange with the highest reported daily volume for such options or, in the absence of any sales on a particular day, at their bid prices as reported by the exchange with the highest volume on the last day a trade was reported. Other securities for which market quotations are readily available will be valued at their bid prices (or ask prices in the case of securities sold short) as obtained from one or more dealers making markets for such securities. If market quotations are not readily available, securities and other assets will be valued at fair value as determined in good faith by, or under the supervision of, the Individual General Partners.

              Debt securities will be valued in accordance with the procedures described above, which with respect to such securities may include the use of valuations furnished by a pricing service which employs a matrix to determine valuation for normal institutional size trading units. The Individual General Partners will periodically monitor the reasonableness of valuations provided by any such pricing service. Debt securities with remaining maturities of 60 days or less will, absent unusual circumstances, be valued at amortized cost, so long as such valuation is determined by the Individual General Partners to represent fair value.

              Futures contracts and options thereon, which are traded on commodities exchanges, are valued at their settlement value as of the close of such exchanges.

              All  assets  and  liabilities   initially   expressed  in  foreign
              currencies will be converted into U.S. dollars using foreign exchange rates provided by a pricing service compiled as of 4:00 p.m. London time. Trading in foreign securities generally is completed, and the values of such securities are determined, prior to the close of securities markets in the U.S. Foreign exchange rates are also determined prior to such close. On occasion, the values of such securities and exchange rates may be affected by events occurring between the time as of which determination of such values or exchange rates are made and the time as of which the net asset value of the Partnership is determined. When such events materially affect the values of securities held by the Partnership or its liabilities, such securities and liabilities will be valued at fair value as determined in good faith by, or under the supervision of, the Individual General Partners.

              The Partnership may enter into transactions in financial futures, foreign exchange options and foreign currency forward contracts that are used for hedging and nonhedging purposes. These contracts are valued at fair value with the resulting gains and losses included in net gain from investment transactions.

              Morgan   Stanley  Trust   Company   serves  as  custodian  of  the
              Partnership's assets.

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         b.   PARTNERSHIP EXPENSES

              The expenses  incurred by the  Partnership in connection  with its
              organization   are  being  amortized   over  a  60  month   period
              beginning with the commencement of operations.

              Syndication costs totaling $50,000 related to the Partnership's initial offering have been charged directly to the capital accounts of the limited and general partners.

         c.   INCOME TAXES

              No federal, state or local income taxes will be provided on the profits of the Partnership since the partners are individually liable for their share of the Partnership's income.

     3.  RELATED PARTY TRANSACTIONS

         Opco provides certain management and administrative services to the Partnership including, among other things, providing office space and other support services to the Partnership. In exchange for such services the Partnership pays Opco a monthly management fee of .08333% (1% on an annualized basis) of the Partnership's net assets for the month, excluding assets attributable to the Manager's capital account.

         During the period ended December 31, 1996, Opco earned $19,106 in brokerage commissions from portfolio transactions executed on behalf of the Partnership.

         At the end of the twelve month period following the admission of a limited partner to the Partnership, and generally at the end of each fiscal year thereafter, the Manager is entitled to an incentive allocation of 20% of net profits, if any, that have been credited to the capital account of such limited partner during such period. The incentive allocation will be charged to a limited partner only to the extent that cumulative net profits with respect to such limited partner through the close of any period exceeds the highest level of cumulative net profits with respect to such limited partner through the close of any prior period. As of December 31, 1996, there was no incentive allocation.

         Each Independent General Partner receives an annual retainer of $5,000 plus a fee for each meeting attended. The other Individual General Partners do not receive any annual

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         or other fees. All Individual General Partners are reimbursed by the Partnership for all reasonable out-of-pocket expenses incurred by them in performing their duties. For the period from September 4, 1996 to December 31, 1996, these fees (including meeting fees and a pro-rata portion of the annual retainer) and expenses totaled $13,517. One Individual General Partner, who is as an "interested person," as defined by the Act, holds a limited partnership interest in the Partnership.

     4.  SECURITIES TRANSACTIONS

         Aggregate purchases and sales of investment securities, excluding short-term debt securities, for the period from September 4, 1996 to December 31, 1996, amounted to $296,890,226 and $215,761,834, respectively.

         At December 31, 1996, the cost of investments for federal income tax purposes was substantially the same as the cost for financial reporting purposes. At December 31, 1996, accumulated net unrealized appreciation on investments in securities, and securities sold, not yet purchased, was $8,792,156, consisting of $11,254,994 gross unrealized appreciation and $2,462,838 gross unrealized depreciation.

         Due from broker primarily represents proceeds from unsettled trades and short sales. Due to broker primarily represents liabilities from unsettled security purchases.

     5.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR
         CONCENTRATIONS OF CREDIT RISK

         In the normal course of business, the Partnership may trade various financial instruments and enter into various investment activities with off-balance sheet risk. These financial instruments include forward and futures contracts, options and sales of securities not yet purchased. Generally, these financial instruments represent future commitments to purchase or sell other financial instruments at specific terms at specified future dates. Each of these financial instruments contain varying degrees of off-balance sheet risk whereby changes in the market value of the securities underlying the financial instruments may be in excess of the amounts recognized in the statement of assets, liabilities and partners' capital.

         The Partnership's foreign exchange trading activities involve the purchase and sale (writing) of foreign exchange options having various maturity dates. The Partnership may seek to limit its exposure to foreign exchange rate movements by hedging such option positions with foreign exchange positions in spot currency, futures and forward contracts.

         At December 31, 1996, the Partnership had no spot currency, futures or forward contracts outstanding.

         Securities sold, not yet purchased, represent obligations of the Partnership to deliver the specified security and thereby creates a liability to purchase the security in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as the Partnership's ultimate obligation to satisfy the sale of securities sold, not yet purchased, may exceed the amount recognized in the statement of assets, liabilities and partners' capital.

         The risk associated with purchasing an option is that the Partnership pays a premium whether or not the option is exercised. Additionally, the Partnership bears the risk of loss of premium and change in market value should the counterparty not perform under the contract. Put and call options purchased are accounted for in the same manner as investment securities.

         When the Partnership writes an option, the premium received by the Partnership is recorded as a liability and is subsequently adjusted to the current market value of the option written. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the Partnership has realized a gain or loss. In writing an option, the Partnership bears the market risk of an unfavorable change in the price of the security or currency underlying the written option. Exercise of an option written by the Partnership could result in the Partnership selling or buying a security or currency at a price different from the current market value.

         A summary of the notional amount of open purchased option contracts as of December 31, 1996, is as follows:

                                                                NOTIONAL AMOUNTS
                                                                ---------------
              Equity Options                                      $ 7,078,750
              Equity Index Options                                  8,750,000
              Foreign Exchange Options                             49,514,200

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

         Transactions in written options were as follows:

                                                     CALL OPTIONS                         PUT OPTIONS
                                           ----------------------------        --------------------------------
                                              NUMBER           AMOUNT             NUMBER              AMOUNT
                                           OF CONTRACTS      OF PREMIUM        OF CONTRACTS         OF PREMIUM
                                           ------------      ----------        ------------         -----------
              Beginning balance                    -         $       0                  -            $      0
              Options written                  2,680           890,170              1,000              61,498
              Options closed                  (2,680)         (890,170)            (1,000)            (61,498)
                                              ------         ---------             ------            --------

              Options outstanding at
                December 31, 1996                  -         $       0                  -            $      0
                                              ======         =========             ======            ========


     6.  FINANCIAL INSTRUMENTS HELD OR ISSUED FOR TRADING PURPOSES

         The  Partnership   maintains   positions  in  a  variety  of  financial
         instruments. The following table summarizes the components of net realized and unrealized gain from investment transactions:

                                                                                          NET GAINS
                                                                                          (LOSSES)
                                                                                           FOR 1996
                                                                                        --------------
           Equity transactions                                                            $15,263,691
           Fixed income                                                                       135,175
           Foreign Exchange (including realized gains of $566,945)                          1,945,522
                                                                                          -----------
           Net Gain from investment transactions                                          $17,344,388
                                                                                          ===========

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
The following table presents the year-end fair values of derivative financial instruments and the average fair values during the year of those instruments:



                                   FAIR VALUE AT                AVERAGE FAIR
                                   DECEMBER 31,                   VALUE FOR
                                       1996                         1996
                                   -------------              ---------------
        ASSETS:

           Equity                    $1,745,438                  $1,234,430
           Fixed Income                       -                           -
           Foreign Exchange           2,024,103                   1,311,029

         Average fair values presented above are based upon each type's month-end fair value during the period ended December 31, 1996.

     7.  SHORT-TERM BORROWINGS

         The Partnership has the ability to trade on margin, and, in that connection, borrow funds from brokers and banks for the purchase of equity and fixed income securities. Trading in equity securities on margin involves an initial cash requirement representing at least 50% of the underlying security's value with respect to transactions in U.S. markets and varying percentages with respect to transactions in foreign markets. The Act requires the Partnership to satisfy an asset coverage requirement of 300% of its indebtedness, including amounts borrowed, measured at the time the Partnership incurs the indebtedness. As of December 31, 1996, the Partnership had no outstanding borrowings. During the period ended December 31, 1996, the average daily amount of short term debt was not material the Partnership's total net assets.

AUGUSTA PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     8.  SELECTED FINANCIAL RATIOS AND OTHER SUPPLEMENTAL INFORMATION

         The following represents the ratios to average net assets and other supplemental information for the period:

                                                           SEPTEMBER 4, 1996
                                                           (COMMENCEMENT OF
                                                            OPERATIONS) TO
                                                           DECEMBER 31, 1996
                                                           -----------------
           Investment loss                                      (.83%)*
           Operating expenses                                   2.34%*
           Dividends on securities
               sold, not yet purchased                           .06%*
           Portfolio turnover                                    215%
           Average Commission Rate                            $.0569**
           Total return                                        17.20%***


         *   Annualized.
         ** Average commission rate per share on purchases of investment securities.
         *** Total return assumes a purchase of a limited Partnership interest in the Partnership on the first day and a sale of the Partnership interest on the last day of the period noted, before incentive allocation to the General Partner, if any. Total returns for a period of less than a full year are not annualized.

AUGUSTA PARTNERS, L.P.

SCHEDULE OF PORTFOLIO INVESTMENTS
-------------------------------------------------------------------------------------------
                                                                          DECEMBER 31, 1996
          SHARES                                                             MARKET VALUE
                 COMMON STOCKS - 74.38%
                     AGRICULTURAL OPERATIONS - 1.23%
          45,000        Delta & Pine Land Co.                                $  1,440,000
                                                                             ------------

                     AIRLINES - 1.57%
          65,000        Continental Airlines, Inc., Class B *                   1,836,250
                                                                             ------------

                     COMMERCIAL SERVICES - 3.11%
         150,000        CUC International, Inc. *                               3,637,500
                                                                             ------------

                     COMPUTER SERVICES & SOFTWARE - 3.96%
          50,000        BMC Software, Inc. *                                    2,068,750
          10,000        Computer Associates Int'l, Inc.                           497,500
          75,000        Jetform Corp. *                                         1,387,500
          50,000        Platinum Technology, Inc. *                               681,250
                                                                             ------------
                                                                                4,635,000
                                                                             ------------

                     COMPUTER HARDWARE - 1.31%
          40,000        Interphase Corp. *                                        400,000
          20,000        Western Digital Corp. *                                 1,137,500
                                                                             ------------
                                                                                1,537,500
                                                                             ------------

                     DIVERSIFIED OPERATIONS - .99%
          25,000        Corning, Inc.                                           1,156,250
                                                                             ------------

                     ELECTRONICS - 3.55%
          85,000        Kent Electronics Corp. *                                2,188,750
          60,000        Sheldahl, Inc. *                                        1,125,000
          27,500        Ultrak, Inc. *                                            838,750
                                                                             ------------
                                                                                4,152,500
                                                                             ------------

                     FINANCIAL SERVICES - 5.09%
          50,000        Big Foot Financial Corp. *                                650,000
          33,000        Chase Manhattan Corp.                                   2,949,375
          75,000        Lehman Brothers Holdings, Inc.                          2,353,125
                                                                             ------------
                                                                                5,952,500
                                                                             ============

                     HEALTHCARE SERVICES & MANAGEMENT - 1.18%
         135,000        American Oncology Resources, Inc. *                     1,383,750
                                                                             ------------

*Non-income producing security
The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
-------------------------------------------------------------------------------------------
                                                                          DECEMBER 31, 1996
          SHARES                                                             MARKET VALUE

                       HOTELS & MOTELS - 1.52%
          110,000        Prime Hospitality Corp. *                          $  1,773,750
                                                                            ------------

                      HOUSEHOLD PRODUCTS/WARES - .98%
           70,000        AJL Peps Trust                                        1,146,250
                                                                            ------------

                      HUMAN RESOURCES - 1.19%
           60,000        Emcare Holdings, Inc. *                               1,395,000
                                                                            ------------

                      MANUFACTURING - 1.06%
           75,000        Foamex Int'l, Inc. *                                  1,237,500
                                                                            ------------

                      MEDICAL / BIOMEDICAL - 9.85%
          150,000        Alpha-Beta Tech., Inc. *                              1,584,375
           30,000        Biochem Pharmaceuticals, Inc. *                       1,507,500
          100,000        Cellpro, Inc. *                                       1,250,000
           20,000        Centocor, Inc. *                                        715,000
          200,000        Liposome Co., Inc. *                                  3,825,000
           80,000        Myriad Genetics, Inc.*                                2,020,000
          150,000        NeoRx Corp. *                                           618,750
                                                                            ------------
                                                                              11,520,625
                                                                            ------------

                      MEDICAL INSTRUMENTS & PRODUCTS - 12.21%
           80,500        Boston Scientific Corp. *                             4,830,000
          100,000        Cytyc Corp. *                                         2,700,000
           45,000        Interneuron Pharmaceuticals, Inc.  *                  1,170,000
           60,000        OccuSystems, Inc. *                                   1,620,000
           31,000        Sabratek Corp. *                                        492,125
           75,000        Ventritex, Inc. *                                     1,846,875
           45,000        Vivus, Inc. *                                         1,631,258
                                                                            ------------
                                                                              14,290,258
                                                                            ============

                      NETWORKING PRODUCTS - 1.90%
           35,000        Cisco Systems, Inc. *                                 2,226,875
                                                                            ------------

                      OFFICE SUPPLIES & FORMS - 2.26%
           25,000        Alco Standard Corp. *                                 1,290,625
           75,000        Staples, Inc. *                                       1,354,688
                                                                            ------------
                                                                               2,645,313
                                                                            ============


*Non-income producing security
The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
-------------------------------------------------------------------------------------------
                                                                          DECEMBER 31, 1996
          SHARES                                                             MARKET VALUE
                      OIL/GAS EQUIPMENT & SERVICES - 15.16%
           80,000        Baker Hughes, Inc.                                  $  2,760,000
           15,000        Callon Petroleum Co. *                                   285,000
           70,000        Global Industries, Ltd. *                              1,303,750
          115,000        Input / Output, Inc. *                                 2,127,500
           65,000        Marine Drilling Companies, Inc. *                      1,279,688
          100,000        Nabors Industries, Inc. *                              1,925,000
           35,000        Noble Drilling Corp. *                                   695,625
           30,000        Nuevo Energy Co. *                                     1,560,000
           50,000        Reading & Bates Corp. *                                1,325,000
           80,000        Texas Meridian Resources Corp. *                       1,370,000
           30,000        Union Pacific Resources Group Inc.                       870,000
           75,000        Weatherford Enterra, Inc.*                             2,250,000
                                                                             ------------
                                                                               17,751,563
                                                                             ------------
                      RESTAURANTS - .86%
           50,000        Dave & Busters, Inc. *                                 1,006,250
                                                                             ------------

                      RETAIL & MERCHANDISING - 1.38%
           20,000        Home Depot, Inc.                                       1,002,500
           52,500        Micro Warehouse, Inc. *                                  616,875
                                                                             ------------
                                                                                1,619,375
                                                                             ------------
                      RETIREMENT / AGED CARE - .45%
           45,000        ARV Assisted Living, Inc. *                              523,125
                                                                             ------------

                      TELECOMMUNICATIONS EQUIPMENT &
                      LONG DISTANCE SERVICE - 2.42%
           50,000        ACC Corp. *                                            1,512,500
           75,000        ICG Communications, Inc. *                             1,321,875
                                                                             ------------
                                                                                2,834,375
                                                                             ------------
                      THERAPEUTICS - 1.16%
           20,000        Agouron Pharmaceuticals, Inc. *                        1,355,000
                                                                             ------------

                         TOTAL COMMON STOCKS (COST $80,910,903)                87,056,509
                                                                             ============

                  PREFERRED STOCKS - 2.29%
                      TELECOMMUNICATIONS EQUIPMENT &
                      LONG DISTANCE SERVICE
           50,000        Globalstar Telecom. Ltd.,  PRF, Conv. 6.50%, 144A   $  2,675,000
                                                                             ------------

                         TOTAL PREFERRED STOCKS (COST $2,125,000)            $  2,675,000
                                                                             ============

*Non-income producing security
The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
---------------------------------------------------------------------------------------------------------------
                                                                                              DECEMBER 31, 1996
            FACE                                                                                 MARKET VALUE
           AMOUNT
                      BONDS - 5.85%
                        BROADCASTING - 1.19%
         $1,500,000        Comcast Corp., 3.375%,  09/09/05, Conv.                               $  1,391,250
                                                                                                 ------------

                        CABLE & OTHER PAY TELEVISION SERVICES - 3.90%
          4,250,000        International Cabletel, Inc., 7.25%, 04/15/05, Conv., 144A               4,568,750
                                                                                                 ------------

                        RETIREMENT / AGED CARE - .76%
          1,250,000        Sterling House Corp., 6.75%, 06/30/06, Conv., 144A                         887,500
                                                                                                 ------------


                           TOTAL BONDS (COST $6,712,325)                                         $  6,847,500
                                                                                                 ============


         NUMBER OF
         CONTRACTS

                     CALL OPTIONS - 1.39%
                       COMPUTER SERVICES & SOFTWARE - .19%
               500        Platinum Technology, Inc., 06/21/97, $10.00                            $    218,750
                                                                                                 ------------

                       MEDICAL / BIOMEDICAL - .68%
               500        Autoimmune, Inc., 04/19/97, $12.50                                          193,750
             1,000        Autoimmune, Inc., 07/19/97, $12.50                                          475,000
               400        Liposome Co., Inc., 02/22/97, $17.50                                        125,000
                                                                                                 ------------
                                                                                                      793,750
                                                                                                 ------------

                       OIL/GAS EQUIPMENT & SERVICES - .06%
               150        Ashland, Inc., 01/18/97, $40.00                                              58,125
               300        Ashland, Inc., 01/18/97, $45.00                                              13,125
                                                                                                 ------------
                                                                                                      71,250
                                                                                                 ------------

                       TELECOMMUNICATIONS EQUIPMENT &
                       LONG DISTANCE SERVICE - .46%
               180        WorldCom, Inc., 01/98, $20.00                                               162,000
               175        WorldCom, Inc., 01/98, $22.50                                               122,500
               400        WorldCom, Inc., 01/98, $25.00                                               255,000
                                                                                                 ------------
                                                                                                      539,500
                                                                                                 ------------

                          TOTAL CALL OPTIONS (COST $1,322,627)                                   $  1,623,250
                                                                                                 ============


The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

SCHEDULE OF PORTFOLIO INVESTMENTS (CONTINUED)
---------------------------------------------------------------------------------------------------------------
                                                                                              DECEMBER 31, 1996
       NUMBER OF                                                                                 MARKET VALUE
       CONTRACTS
                   PUT OPTIONS - 1.83%
                     CROSS CURRENCY - 1.73%
              2        OTC ITL Call/ CHF Put, 09/27/97, strike 1210 ITL/CHF,
                            Notional 66,250,000 CHF                                              $  2,024,103
                                                                                                 ------------

                    LEISURE & RECREATION / GAMING - .02%
            100        Callaway Golf Co., 01/18/97, $30.00                                             20,000
                                                                                                 ------------

                    STOCK INDEX - .08%
            250        S & P 400 Midcap, 01/18/97, $250                                                60,937
            100        S & P 400 Midcap, 01/18/97, $255                                                41,250
                                                                                                 ------------
                                                                                                      102,187
                                                                                                 ------------

                         TOTAL PUT OPTIONS (COST $929,256)                                       $  2,146,290
                                                                                                 ============

                         TOTAL INVESTMENTS (COST $92,000,111) - 85.74%                           $100,348,549
                                                                                                 ============

                         OTHER ASSETS, LESS LIABILITIES - 14.26%                                   16,696,523
                                                                                                 ------------

                         NET ASSETS - 100.00%                                                    $117,045,072
                                                                                                 ============


The accompanying notes are an integral part of these financial statements.

AUGUSTA PARTNERS, L.P.

SCHEDULE OF SECURITIES SOLD, NOT YET PURCHASED
-------------------------------------------------------------------------------------------
                                                                          DECEMBER 31, 1996
          SHARES                                                             MARKET VALUE
                    SHORT COMMON STOCK - (5.46%)
                       COMMERCIAL SERVICES - (.67%)
          (30,000)       TeleTech Holdings, Inc.                                ($780,000)
                                                                              -----------

                      COSMETICS & TOILETRIES - (.17%)
          (12,500)       Thermolase Corp.                                        (196,875)
                                                                              -----------

                      CONSULTING SERVICES - (.30%)
           (7,500)       Registry, Inc.                                          (345,938)
                                                                              -----------

                      FOOD - (1.96%)
          (35,000)       Kellogg Co.                                           (2,296,875)
                                                                              -----------

                      MEDICAL INSTRUMENTS & PRODUCTS - (.44%)
          (15,000)       Henry Schein, Inc.                                      (515,625)
                                                                              -----------

                      NETWORKING PRODUCTS - (.54%)
          (30,000)       Bay Networks, Inc.                                      (630,000)
                                                                              -----------

                      TELECOMMUNICATIONS EQUIPMENT &
                      LONG DISTANCE SERVICE - (1.38%)
          (80,000)       Deutsche Telekom AG-Sponsored ADR                     (1,630,000)
                                                                              -----------

                         TOTAL SHORT COMMON STOCK - PROCEEDS ($6,839,031)     ($6,395,313)
                                                                              ===========

The accompanying notes are an integral part of these financial statements